SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              --------------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                 Final Amendment

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              Digital Impact, Inc.
                              --------------------
                                (Name of Issuer)



                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)



                                    25385G106
                                 --------------
                                 (CUSIP Number)



                               September 30, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)



                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 25385G106                                          Page 2 of 6 Pages
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1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gilder, Gagnon, Howe & Co. LLC
       13-3174112
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
         NUMBER OF          5)   SOLE VOTING POWER

          SHARES                 None
                            ----------------------------------------------------
        BENEFICIALLY        6)   SHARED VOTING POWER

          OWNED BY               None
                            ----------------------------------------------------
       EACH REPORTING       7)   SOLE DISPOSITIVE POWER

        PERSON WITH              None
                            ----------------------------------------------------
                            8)   SHARED DISPOSITIVE POWER

                                 19,000
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       19,000
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10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        |_|
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11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
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

                                  SCHEDULE 13G

CUSIP No. 25385G106                                          Page 3 of 6 Pages
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Item 1(a).    Name of Issuer:

Digital Impact, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

177 Bovet Road
San Mateo, CA  94402


Item 2(a).    Name of Person Filing:

Gilder, Gagnon, Howe & Co. LLC

Item 2(b).    Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c).    Citizenship:

New York

Item 2(d).    Title of Class of Securities:

Common Stock

Item 2(e).    CUSIP Number:

25385G106


Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

              (a)  |_|   Broker or Dealer  Registered  Under  Section 15 of
                         the Act (15 U.S.C. 78o)

              (b)  |_|   Bank as defined in section 3(a)(6) of the Act
                         (15 U.S.C. 78c)

              (c)  |_|   Insurance  Company as defined in section 3(a)(19)
                         of the  Act (15 U.S.C. 78c)

              (d)  |_|   Investment  Company  registered  under section 8 of
                         the Investment Company Act of 1940 (15 U.S.C. 80a-8)

              (e)  |_|   Investment Adviser in accordance with ss240.13d-1(b)
                         (1)(ii)(E)

              (f)  |_|   Employee benefit plan or endowment fund in accordance
                         with ss.240.13d-1(b)(1)(ii)(F)

              (g)  |_|   Parent Holding Company or control person in accordance
                         with ss.240.13d-1(b)(ii)(G)

                                  SCHEDULE 13G

CUSIP No. 25385G106                                          Page 4 of 6 Pages
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              (h)  |_|   Savings Association as defined inss.3(b) of the
                         Federal Deposit Insurance Act (12 U.S.C. 1813)

              (i)  |_|   Church plan that is excluded from the definition
                         of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

              (j)  |_|   Group, in accordance withss.240.13d-1(b)(ii)(J)


Item 4.       Ownership.

              (a)        Amount beneficially owned: 19,000

              (b)        Percent of class: 0.1%

              (c)        Number of shares as to which such person has:

                         (i)   Sole power to vote or to direct the vote: None

                         (ii)  Shared power to vote or to direct the vote: None

                         (iii) Sole power to dispose or to direct the
                               disposition of: None

                         (iv) Shared power to dispose or to direct the disposition of: 19,000

              The shares reported include 4,000 shares held in customer accounts over which partners and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares, and 15,000 shares held in accounts owned by the partners of the Reporting Person and their families.


Item 5.       Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.


Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

                                  SCHEDULE 13G

CUSIP No. 25385G106                                          Page 5 of 6 Pages
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Item 8.       Identification and Classification of Members of the Group.

Not applicable


Item 9.       Notice of Dissolution of Group.

Not applicable


Item 10.      Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SCHEDULE 13G

CUSIP No. 25385G106                                          Page 6 of 6 Pages
--------------------------------------------------------------------------------



                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.



                                    October 9, 2001
                                    ------------------------------------
                                    Date




                                    /s/  Walter Weadock
                                    ------------------------------------
                                    Signature



                                    Walter Weadock, Member
                                    ------------------------------------
                                    Name/Title